UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMERISERV FINANCIAL, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

AMERISERV FINANCIAL, INC.

P.O. BOX 430

JOHNSTOWN, PENNSYLVANIA 15907-0430

To Be Held April 24, 2012

Mailed to Security Holders March 19, 2012

AmeriServ Financial, Inc.

P. O. Box 430

Johnstown, Pennsylvania 15907-0430

814-533-5158

March 19, 2012

Dear Fellow Shareholder:

AmeriServ Financial, Inc.’s annual meeting of shareholders will be held on Tuesday, April 24, 2012, at 1:30 p.m., Eastern Time, at The Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901.

The matters to be acted upon at the meeting are:

(a)	the election of five Class II directors;

(b)	to ratify the appointment of S.R. Snodgrass AC as our independent registered public accounting firm to audit our books and financial records for the fiscal years ending December 31, 2012, 2013 and 2014;

(c)	an advisory (non-binding) vote on the compensation of the named executive officers of AmeriServ Financial, Inc.; and

(d)	such other matters as may properly come before the AmeriServ Financial, Inc. annual meeting or any adjournment thereof.

Your vote is very important to us, and we encourage you to review the enclosed materials. Voting via the Internet or by telephone is fast and convenient, and your vote is immediately tabulated and confirmed. Using the Internet or telephone saves us money by reducing postage and proxy tabulation costs. If you prefer to vote by mail, please sign, date and return the proxy card. Regardless of whether you plan to attend the annual meeting in person, please vote now so that the matters coming before the meeting may be acted upon.

I look forward to seeing you at the annual meeting.

Respectfully yours,

/s/ Glenn L. Wilson
Glenn L. Wilson
President & Chief Executive Officer

AmeriServ Financial, Inc.

P. O. Box 430

Johnstown, Pennsylvania 15907-0430

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 19, 2012

To The Shareholders:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of AmeriServ Financial, Inc. will be held at The Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901, on Tuesday April 24, 2012, at 1:30 p.m., Eastern Time, for the purpose of considering and voting on the following matters:

1.	Election of five Class II directors for a term of three years from the date of election and until their successors shall have been elected and qualified (Matter No. 1);

2.	Ratification of the appointment of S.R. Snodgrass AC as our independent registered public accounting firm to audit our books and financial records for the fiscal years ending December 31, 2012, 2013 and 2014 (Matter No. 2);

3.	An advisory (non-binding) vote on the compensation of the named executive officers of AmeriServ Financial, Inc. (Matter No. 3); and

4.	Such other business as may properly come before the meeting or any adjournment thereof.

Only those shareholders of record at the close of business on March 5, 2012, shall be entitled to notice of and to vote at the meeting. A proxy statement, a proxy card and a self-addressed postage prepaid envelope are enclosed. Please complete, sign and date the proxy card and return it promptly in the envelope provided or, if you prefer, vote by telephone or Internet by following the instructions on the proxy card. If you attend the meeting, you may revoke your proxy and vote in person.

This notice, the accompanying proxy statement and form of proxy are sent to you by order of the board of directors.

/s/ Sharon M. Callihan

Sharon M. Callihan,
Corporate Secretary

Johnstown, Pennsylvania

March 19, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 24, 2012:

Our Proxy Statement on Schedule 14A, form of proxy card, 2011 Annual Report on Form 10-K and 2011 Annual Report are available at: https://www.proxyvote.com.

AMERISERV FINANCIAL, INC.

P.O. Box 430

Johnstown, Pennsylvania 15907-0430

PROXY STATEMENT

GENERAL

Introduction

The board of directors of AmeriServ Financial, Inc. is soliciting proxies for use at our annual meeting of shareholders to be held on April 24, 2012, at 1:30 p.m., Eastern Time, at The Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901. This proxy statement and enclosed proxy card are being mailed to shareholders on or about March 19, 2012. Our annual report for the year ended December 31, 2011, accompanies this proxy statement. The annual report should not be regarded as proxy solicitation material. AmeriServ Financial, Inc. (which is sometimes referred to as “ASRV,” “the company,” “we,” “us” or “our”) is the holding company for AmeriServ Financial Bank doing business as AmeriServ Financial (the “Bank”) and AmeriServ Trust & Financial Services Company.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to the use of the mail, some of our directors and officers may solicit proxies, without additional compensation, in person, by telephone, telegram, or otherwise. We may make arrangements with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares held by them of record, and we may reimburse them for reasonable expenses they incur.

Voting Securities

As of the close of business on the record date, March 5, 2012, there were 20,478,321 shares of common stock, par value $0.01 per share, outstanding. Holders of record of our common stock as of the close of business on the record date are entitled to notice of and to vote at the annual meeting. Except with respect to the election of directors, each shareholder is entitled to one vote for each share held. Holders of our common stock are entitled to cumulate their vote in the election of directors.

The five persons receiving the highest number of votes cast at the annual meeting will be elected as Class II directors (Matter No. 1). The affirmative vote of a majority of the votes cast at the annual meeting is required to approve (i) the ratification of the appointment of S.R. Snodgrass AC as our independent registered public accounting firm for the fiscal years ending December 31, 2012, 2013 and 2014 (Matter No. 2) and (ii) the advisory (non-binding) vote on the compensation of our named executive officers (Matter No. 3).

If you participate in our Dividend Reinvestment and Common Stock Purchase Plan, the proxy card included with this proxy statement represents the number of shares registered in your name and the number of shares, including fractional shares, credited to your Dividend Reinvestment and Common Stock Purchase Plan account.

If you appropriately mark, sign and return the enclosed proxy card in time to be voted at the annual meeting, or if you vote by telephone or Internet in accordance with the instructions on the proxy card, the shares represented by the proxy will be voted in accordance with your instructions. Signed proxies not marked to the contrary will be voted “FOR” the election of the nominees for ASRV’s board of directors, “FOR” the ratification of the appointment of S.R. Snodgrass AC as our independent registered public accounting firm for the fiscal years ending December 31, 2012, 2013 and 2014 and “FOR” an advisory (non-binding) on the compensation of our named executive officers.

Right of Revocation

You may revoke your proxy at any time before it has been exercised by filing with the Corporate Secretary of ASRV an instrument of revocation or a duly executed proxy bearing a later date. If you attend the annual meeting, you may also revoke a previously granted proxy by voting in person at the meeting.

Quorum

Under our bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the annual meeting. Abstentions will not constitute or be counted as “votes” cast for purposes of the annual meeting, but will be counted for purposes of determining the presence of a quorum.

Principal Shareholders

The following table sets forth information regarding persons or entities that we believe own of record or beneficially, as of March 5, 2012, five percent or more of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock
Dimensional Fund Advisors Inc. (1) 1299 Ocean Avenue – 11th Floor Santa Monica, California 90401	1,641,725	8.0%

Financial Stocks Capital Partners III L.P. (2) 441 Vine Street, Suite 5070 Cincinnati, Ohio 45202	2,010,000	9.8%

Wellington Management Company, LLP (3) 75 State Street Boston, Massachusetts 02109	1,516,970	7.4%

(1)

This information is based upon Amendment No. 11 to a Schedule 13G filing dated February 10, 2012 made with the Securities and Exchange Commission. Dimensional Fund Advisors Inc., an investment advisor registered under Section 203 of the Investment

Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trust and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over 1,641,725 shares of our common stock as of February 10, 2012. The Funds own all securities reported and Dimensional disclaims beneficial ownership of such securities.

(2)	This information is based upon Amendment No. 4 to a Schedule 13G filing dated January 27, 2012 made with the Securities and Exchange Commission and updated to reflect activity known to management through the record date. Financial Stocks Capital Partners III L.P. is a private equity partnership. The general partner is an affiliate of Financial Stocks, Inc., a registered investment advisor.

(3)	This information is based upon Amendment No. 2 to a Schedule 13G filing dated February 14, 2012 made with the Securities and Exchange Commission. Wellington Management Company, LLP is a private partnership, which focuses exclusively on the business of investment management.

MATTER NO. 1

ELECTION OF ASRV DIRECTORS

General

Under our Articles of Incorporation, the total number of directors may be determined by either a resolution adopted by a majority vote of the directors then in office or by a resolution adopted by the shareholders at a meeting. The number of directors for 2012 has been set by the board at 15, plus our current President and Chief Executive Officer. The board has determined that all directors are independent, pursuant to the listing standards of The NASDAQ Global Market (“NASDAQ”), except Glenn L. Wilson, the current President and Chief Executive Officer of the company, and Allan R. Dennison, the former President and Chief Executive Officer of the company, who are not independent by reason of their current or past employment relationship with ASRV.

Our board of directors, as provided in our Articles of Incorporation, is divided into three classes, each being as nearly equal in number as possible. The directors in each class serve a term of three years each and until their successors are elected and have qualified. Under our articles of incorporation, a person who is elected to fill a vacancy on the board of directors will serve as a director for the remaining term of office of the class to which he or she was elected.

Nominees and Continuing Directors

The board of directors has fixed the number of directors in Class II at five and has nominated J. Michael Adams, Jr., Margaret A. O’Malley, Mark E. Pasquerilla, Thomas C. Slater, and Glenn L. Wilson for election as Class II directors, each of whom will serve a three year term that will expire at the 2015 annual meeting of shareholders and until his or her successor is duly elected and has qualified. Directors Adams, O’Malley, Pasquerilla, Slater, and Wilson were elected by the shareholders at the 2009 annual meeting. The remaining directors will continue to serve in accordance with their previous election, with the terms of the Class I and Class III directors expiring in 2014 and 2013, respectively.

Our bylaws permit nominations for election to the board of directors to be made by the board of directors or by any shareholder entitled to vote for the election of directors. All nominations for director to be made at the annual meeting by shareholders entitled to vote for the election of directors must be preceded by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the President of ASRV not less than 90 days nor more than 120 days prior to the annual meeting. Such notice must contain, to the extent known, the following information:

•	the name and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the number of shares of capital stock of ASRV owned by the notifying shareholder;

•	the total number of shares of capital stock of ASRV that will be voted by the notifying shareholder and the total number of shares of capital stock that will be voted for each proposed nominee; and

•	the name and residence address of the notifying shareholder.

We have not received any notice of nomination for election as a director in connection with this year’s annual meeting. Any nomination that does not comply with the procedures required by the bylaws and any vote cast at the annual meeting for any candidate not duly nominated will be disregarded.

With respect to the election of directors, each shareholder has the right to vote, for each share of our common stock held by the shareholder, such number of votes as shall be equal to the number of directors to be elected, and the shareholder may cast the whole number of votes for one nominee or distribute them among two or more nominees. If a signed proxy contains no direction regarding the distribution of votes, the proxies will have authority to cumulate votes in their discretion, except to the extent that a shareholder withholds such authority on the form of proxy. The five persons receiving the highest number of votes cast at the annual meeting will be elected as Class II directors.

Except as noted above, shares represented by proxies will be voted for the nominees listed, each of whom is now a director of ASRV and each of whom has expressed his willingness to serve, or for any substitute nominee or nominees designated by our board of directors in the event any nominee or nominees become unavailable for election. We have no reason to believe that any of the nominees will not serve if elected.

The following tables set forth as to each of the nominees for election as a Class II director and as to each of the continuing Class I and Class III directors, his or her age, principal occupation and business experience, the period during which he or she has served as a director of ASRV, or an affiliate or predecessor, and their current and recent directorships in other public companies. In addition, we briefly describe the particular experience, qualifications, attributes or skills that led our board to conclude that the person should serve as a director of ASRV. There are no family relationships between any of the listed persons.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU CAST YOUR VOTES FOR THE ELECTION OF THE BELOW-NAMED NOMINEES TO SERVE AS CLASS II DIRECTORS.

Nominees for Election as Class II Directors - Term Expires in 2015

Name and Principal Occupation	Age	Director Since (1)	Directorship in Other Reporting Companies
J. Michael Adams, Jr., Esquire	50	2000	None

Mr. Adams is the owner of Elizabeth Milling Company, a manufacturing and packaging company of ice-melt products with facilities in Smithton and Donora, Pennsylvania. He is also the owner and managing member of NATASH LP which is a real estate investment company. He formerly served as the founder and managing member of Mike Adams & Associates LLC, a Pittsburgh based law firm. He practiced law for 24 years prior to his retirement which included serving as legal counsel to both private businesses and public institutions, boards and commissions. Mr. Adams also previously served as chairman of the board of directors of the Daily News Publishing Co., a privately held company. He received a B.S. from Carnegie Mellon University and a J.D. from University of Pittsburgh School of Law. His corporate, legal and board experience provide Mr. Adams skills relevant to his service on our audit and nominating committees respectively. Because we are a public company operating in a highly regulated industry, we believe Mr. Adams’ experience and perspective is valuable not only as a member of the board but also as a member of multiple board committees.

Margaret A. O’Malley, Esquire	52	1997	None

Ms. O’Malley has over 27 years of experience in private legal practice at, and is the owner of, Yost & O’Malley, a law firm in Johnstown, Pennsylvania, where she advises both individuals and corporate for profit and non-profit entities. She is licensed to practice law in Pennsylvania and the District of Columbia, and is an experienced litigator in both state and federal courts. Since 2000, she has been the Chair of ASRV’s compensation, nominating and corporate governance committees and the Vice-Chair of its executive and audit committees. Because we are a public company operating in a highly regulated industry, we believe Ms. O’Malley’s experience and perspective as an attorney is valuable not only as a member of the board but also in her continued role as Chair of the compensation, nominating, and corporate governance committees. With ASRV’s increased regulatory and corporate governance measures passed in recent years, we believe that Ms. O’Malley’s continued leadership in these committee roles remains important to the board’s success.

Mark E. Pasquerilla	52	1997	Pennsylvania Real Estate Investment Trust (PREIT) (2003-Present); Member of PREIT Nominating and Corporate Governance Committee (2011 Present)

Mr. Pasquerilla has been the President of Pasquerilla Enterprises, L.P. since December 2006 and sole member of Pasquerilla Enterprises, LLC since December 2006. From 1992 until it was acquired by the Pennsylvania Real Estate Investment Trust (PREIT) in December 2003, Mr. Pasquerilla was an officer and director of Crown American Enterprises, Inc., a commercial real estate developer. From April 1999 until December 2006, he served as Chairman and CEO of its affiliates, Crown Holding Company and Crown Hotel Holding Company. From 1992 to December 2006, Mr. Pasquerilla also served as President of Crown Holding Company and various of its subsidiaries. From April 1999 until it was acquired by PREIT in November 2003, he served as Chairman and CEO of Crown American Realty Trust. In these positions he acquired substantial experience in real estate finance. Mr. Pasquerilla has been a trustee of PREIT since December 2003. Because like most banks, ASRV has many real estate loans, we believe that his professional experience in this area is important to the board.

Thomas C. Slater	69	1980	None

Mr. Slater has been the owner, President & Director of Slater Laboratories, Inc. since 1970. Mr. Slater serves on ASRV’s compensation and nominating committees, and is Chairman of the investment/ALCO committee. The board continues to find Mr. Slater’s extensive experience with ASRV and his commitment to his committee positions to be a primary factor in his continued service to the board.

Glenn L. Wilson	56	2009	None

Mr. Wilson has been President & CEO of ASRV and the Bank since August 2009. Mr. Wilson was Chairman, President & CEO of Citizens National Bank, an affiliate of Mercantile Bankshares from 2003 to March 2007, when it was acquired by PNC Financial Service Group, Inc. Upon the acquisition by PNC, Mr. Wilson became Executive Vice President of PNC Bank where he served until August 2009. Mr. Wilson is also past national chair of the Risk Management Association (RMA), which is the leading body of credit and enterprise risk professionals in the banking industry. He remains active in this organization, which provides various resources and forums that ASRV takes advantage of in managing various organizational risks. Mr. Wilson is a member of the board of directors of the Pennsylvania Bankers Association and various other community, economic, and educational boards. For the board to run efficiently and effectively, we believe that the nomination of the President & CEO to the board is necessary and assists the board in keeping abreast of management’s progress on corporate initiatives. Moreover, we believe that Mr. Wilson’s experience at two other financial institutions in the last seven years provides the board with insight relevant to its strategic initiatives.

(1)	Reflects the earlier of the first year as a director of ASRV, the Bank, or Johnstown Savings Bank

Continuing Class I Directors-Term Expires in 2014

Name and Principal Occupation	Age	Director Since (1)	Directorship in Other Reporting Companies

Allan R. Dennison	65	2005	None

From February 2004 until October 2009, Mr. Dennison served as President & CEO of ASRV and its subsidiaries. Mr. Dennison has more than 40 years of banking experience, and his prior positions included being President and CEO of Swineford National Bank, a community bank affiliated with Fulton Financial Corporation, and senior positions with Mellon Bank of Pittsburgh and Huntington National Bank. The depth of Mr. Dennison’s banking experience and industry knowledge over decades of economic change is highly valuable to the board.

James E. Edwards, Sr.	72	1984	None

Mr. Edwards is the former President and CEO of the NBC network affiliated television broadcasting company, WJAC, Incorporated, which serves the Johnstown-Altoona-State College, Pennsylvania metropolitan area. From 2007 to 2010, he has served as the Director of Entrepreneurial Development for the Johnstown Area Regional Industries, the largest economic development organization in the region. Mr. Edwards brings to the Board the business experience he gained during a 40 year career in the newspaper, radio, and television business; several years of experience as a Director of companies involved in the refractory, men’s clothing, soft drink bottling, the travel agency, and investment company businesses; the experience gained by serving in a leadership position on the Boards of Directors for national and state print and broadcast media, and the professional hockey industry; and over 30 years of experience serving in leadership positions with major community service organizations, including the Chamber of Commerce and the Johnstown Area Regional Industries Economic Development organization. We believe that Mr. Edwards’ extensive business experience, his long history of involvement in community public service agencies and his recent effort to work with entrepreneurs in the Johnstown area provides the broad-based background appropriate for a director.

Very Rev. Christian R. Oravec	74	1990	None

Very Rev. Oravec is the President Emeritus of Saint Francis University, Loretto, where he served as president from 1977 to 2004. He served as chairman of the University’s Board of Trustees for the past eight years. He is also the former Major Religious Superior (Minister Provincial) of Franciscan Friars, Loretto, a position he occupied from January 2004 to December 2011, completing two 4-year terms in this office. His unique professional experience adds to the diversity of our board and his leadership positions at these institutions has given him experience managing financial matters relevant to his service on our audit and investment/ALCO committees.

Howard M. Picking, III	74	1970	None
Mr. Picking is the Chairman of The Picking Company, a family firm with real estate holdings. Mr. Picking is also the former CEO and
Chairman of Miller-Picking Corporation, an air conditioning
machinery manufacturer that supplied industrial, pharmaceutical and hospital building markets domestically and oil rigs in the Middle
East. Miller-Picking Corporation had plants located in Johnstown,
PA; Hattiesburg, MS; and a joint venture in Mexico City.
Mr. Picking led the negotiations for the sale of Miller-Picking to
York International in 1992 after being the CEO of Miller-Picking for 15 years and working at Miller-Picking from 1966 until 1992.
Subsequently, he was employed for five years by York
International. As a long-standing director, Mr. Picking has
developed knowledge of banking operations in varying economic climates. Furthermore, his experience as a CEO/Chairman of Miller-
Picking; past Chairman of Conemaugh Valley Memorial Hospital, a
400 bed, teaching hospital; current Chairman of CTC Corporation, a not-for-profit 1,400 member research and development firm
headquartered in Johnstown, PA; and past member of the board of trustees and audit committee of the University of Pittsburgh is important to his effective service as a board member and as a member of our audit, compensation, corporate governance, and nominating committees. He has also served two terms as Chairman of the United Way of the Laurel Highlands and has long been active in community affairs in the Johnstown region, which is the primary market for the Bank’s operations.

Sara A. Sargent	64	197	None

Ms. Sargent is the owner and President of Sargent’s Court Reporting Service, Inc., Sargent’s Personnel Agency, Inc., and Sargent’s Transcription Service, Inc. She is active in all phases of the business, including operations, marketing, financial analysis, and contract negotiations. Ms. Sargent has won numerous business-related awards, including the Small Business Person of the Year for the Commonwealth of Pennsylvania and being selected by Ernst & Young and Merrill Lynch as Entrepreneur of the Year for Western Pennsylvania and West Virginia. We believe that her professional experience managing multiple organizations demonstrates that she has the capability to effectively oversee ASRV’s management as a member of the board and continue to make valuable contributions to ASRV’s committees.

Robert L. Wise	68	1986	None

Mr. Wise is the former President of Pennsylvania Electric Company, Metropolitan Edison Company, Jersey Central Power and Light Company, GPU Genco, Inc., and former CEO of GPU International, each of them a subsidiary of GPU, Inc., a large public energy conglomerate of 14,000 employees, serving more than 4 million customers. GPU, Inc., merged with FirstEnergy, Inc., in 2001. Mr. Wise’s executive experience at subsidiaries of a large publicly traded company is valuable to ASRV as a board member, and more specifically, as a member of our audit committee.

(1)	Reflects the earlier of the first year as a director of ASRV, the Bank, or Johnstown Savings Bank

Continuing Class III Directors-Term Expires in 2013

Name and Principal Occupation	Age	Director Since (1)	Directorship in Other Reporting Companies

Daniel R. DeVos	69	1991	None

Mr. DeVos is the former President & CEO of Concurrent Technologies Corporation (“CTC”), a position he held from 1988 until he retired in January 2009. He continues to serve as a director of CTC, a nonprofit research and development organization. Under Mr. DeVos’ leadership, CTC grew from 15 to 1,400 employees at 50 locations across the country with annual revenues in excess of $240 million and achieved a national reputation for advanced computing, telecommunications, process modeling, materials development and environmental technology applications. In addition, Mr. DeVos has played an important role in the revitalization efforts in the Johnstown area, including serving as Chairman of the Johnstown Chamber of Commerce and the Johnstown chapter of the United Way. We believe that Mr. DeVos’ previous professional experiences provides him with insight as to how companies may improve their business processes and operations and better utilize technology in these processes and operations, which is valuable to our board of directors, especially when it is involved in considering capital investments in technology and in its ongoing responsibilities for overseeing management and evaluating management’s effectiveness.

James C. Dewar	74	1974	None

Mr. Dewar is the President & CEO of Geo. C. Dewar, Inc. and was the President & CEO of Dewar’s Car World until he retired in 1999. Mr. Dewar has served as Chairman of the ASRV audit committee for many years and as a result has acquired significant experience with ASRV’s audit process, internal audit function, and financial reporting. In addition, as a long-time director, Mr. Dewar’s experience with ASRV through various economic climates remains valuable to our board during these difficult economic times. As a former business owner, he can offer the board insight as to the economic pressures our customers are facing.

Bruce E. Duke, III, M.D.	68	1987	None

Dr. Duke is currently retired. Until April 2011, he was a surgeon with Conemaugh Health System (“CHS”), the largest health care provider in west central Pennsylvania, and serves on the finance and capital improvement committees for CHS’s holding company. Prior to his employment with CHS in 2008, he was the President of Valley Surgeons, Inc., a 10 employee firm with 3 surgeons, where he oversaw the business matters for the firm and acted as a fiduciary for its pension plan. During his tenure with ASRV, Dr. Duke has made valuable contributions to our board and committees and we believe he will continue to do so given his experience in managing the operations, financial statements, and compensation programs of his surgical practice.

Craig G. Ford	82	2003	None

Mr. Ford is currently the Non-Executive Chairman of ASRV and the Bank. From December 2002 until March 2004, he served as the President & CEO of ASRV and the Bank. From 1992 to December 2002 and since his retirement from ASRV, he has acted as an independent consultant to small to mid-cap financial institutions and advised them on strategic planning, technology planning, business plan development and execution, and management-board coordination. From 1987 to 1992, Mr. Ford was a Group Executive Vice President of Meridian Bancorp, where he was responsible for technology and government relations. Prior to that, Mr. Ford had a long career with Mellon Bank, where he led the bank’s community banking division for 10 years until he began serving as the Chairman’s liaison with acquired companies. Mr. Ford has also been prominent in bank industry activities, including a term as President of the Pennsylvania Bankers Association, Chairman of the Pennsylvania Bankers Association Government Relations Council, and Chairman of the American Bankers Association’s Membership Criteria Committee. Mr. Ford also served as Co-Chairman of the Committee for Efficiency in Government of the Office of Management of the Budget, 1974-1976, as well as serving as a member of the Financial Council of the American Management Association, and as a member of the USPS Treasury Task Force, 1970-1975. He received his bachelor of science degree in economics from the Wharton School of Business of the University of Pennsylvania.

Mr. Ford’s continued service with the board is based upon the value we place on his in-depth knowledge regarding the banking business and the community in which ASRV operates. Additionally, we believe that Mr. Ford’s knowledge and leadership qualities are important to the board’s effectiveness and in his role as Chairman. We believe his leadership and aptitude in the area of strategic planning remains important as ASRV formulates its future strategic plans.

Kim W. Kunkle	57	1984	None

Since 1984, Mr. Kunkle has served as the President & CEO of Laurel Holdings, Inc. (“Laurel”), a Johnstown-based holding company with investments in metal working, janitorial services, pipeline construction, defense electronics, industrial tool distribution, and sports turf renovation. The Laurel subsidiaries and partnerships employ over 700 employees. We believe that Mr. Kunkle’s professional experience managing a diverse organization of Laurel’s size demonstrates his ability to effectively oversee ASRV’s management as a member of the board and continue to make valuable contributions to ASRV’s committees.

(1)	Reflects the earlier of the first year as a director of ASRV, the Bank, or Johnstown Savings Bank

Security Ownership of Management

The following table sets forth information concerning the number of shares of our common stock beneficially owned, as of March 5, 2012, by each present director, nominee for director, and each executive officer named in the Summary Compensation Table appearing below.

Name of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percent of Class (%)
J. Michael Adams, Jr. (3)	93,061	*
Allan R. Dennison (4)	91,249	*
Daniel R. DeVos	55,193	*
James C. Dewar	126,417	*
Bruce E. Duke, III, M.D. (5)	66,143	*
James M. Edwards, Sr. (6)	51,468	*
Craig G. Ford (7)	55,128	*
James T. Huerth	11,000	*
Dan L. Hummel	24,162	*
Kim W. Kunkle (8)	60,068	*
Margaret A. O’Malley (9)	284,550	1.4
Very Rev. Christian R. Oravec	20,861	*
Mark E. Pasquerilla (10)	436,417	2.1
Howard M. Picking, III (11)	78,681	*
Sara A. Sargent	163,436	*
Thomas C. Slater	56,993	*
Jeffrey A. Stopko	33,767	*
Glenn L. Wilson	94,032	*
Robert L. Wise	101,612	*
Gregor T. Young, IV	69,633	*
Officers, Directors and Nominees for Director as a Group (20 persons)	1,973,871	9.6

*Less than 1%

(1)	Except as noted below, each of the identified beneficial owners, including the officers, directors and nominees for director, has sole investment and voting power as to all the shares beneficially owned with the exception of those held jointly by certain officers, directors and nominees for director with their spouses or directly by their spouses or other relatives.

(2)	Includes shares of our common stock that may be acquired within sixty (60) days of the Record Date upon the exercise of presently exercisable stock options that were granted under the 2001 Stock Incentive Plan as follows: 60,000, 26,667, 11,000, 5,000, 10,000, 38,304, 17,667 and 168,638 held by Messrs. Dennison, Ford, Huerth, Hummel, Stopko, Wilson, Young, and the group, respectively.

(3)	Includes J. Michael Adams, Jr. as voting trustee of 23,897 shares of our common stock held by Jerome M. Adams and Elizabeth Adams under a Voting Trust Agreement dated January 31, 2002. 69,106 of Mr. Adams’ shares have been pledged to a financial institution.

(4)	Includes 7,055 shares held in Mr. Dennison’s 401(k) plan as well as vested options to purchase 60,000 shares of common stock.

(5)	Includes 5,703 shares held jointly with Dr. Duke’s spouse.

(6)	Includes 8,841 shares held by Mr. Edwards’ spouse.

(7)	Includes 2,500 shares held by Mr. Ford’s spouse.

(8)	Includes 22,202 shares held by Laurel Management Retirement Plan, of which Mr. Kunkle is a trustee and 3,000 shares held by Laurel Holdings, Inc., of which Mr. Kunkle is an officer. With respect to each, Mr. Kunkle has voting and investment power.

(9)	Includes Margaret A. O’Malley as voting trustee of 105,247 shares of our common stock held by her mother, Jean O’Malley, under a Voting Trust Agreement dated March 3, 1997 and 831 shares held by her mother separately.

(10)	Includes 287,150 shares of our common stock held by Crown American Enterprises, Inc., of which Mark E. Pasquerilla is an officer, and has the power to vote such shares, and 125,500 shares held by the Marenrico Partnership, of which Mr. Pasquerilla is one of the partners and has the power to vote such shares.

(11)	Includes 366 shares owned by The Picking Company of which Mr. Picking is Chairman.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon our review of the Forms 3 and Forms 4 filed by the beneficial owners of our common stock, we believe all reports required by Section 16(a) of the Exchange Act were filed on time.

Board and Committees

The board of directors has various standing committees, including an audit committee, a board enterprise risk committee, a compensation committee, a corporate governance committee, an executive committee, an investment/ALCO committee, a nominating committee, and a technology committee, and each committee operates under a written charter. Directors are expected to attend meetings of the board, meetings of the committees on which they serve and the ASRV annual meeting. During 2011, the board of directors held 14 meetings, the audit committee held 11 meetings, the executive committee held no meetings, the investment/ALCO committee held 4 meetings, the technology committee held 4 meetings, the corporate governance committee held 4 meetings, the compensation committee held 3 meetings, and the nominating committee held 1 meeting. The board enterprise risk committee was created on November 17, 2011, and its first meeting will be held on March 12, 2012. Each director attended at least 75% of the combined total of meetings of the board of directors and of each committee of which he or she was a member, except for Very Rev. Christian R. Oravec. Each director attended ASRV’s 2011 annual meeting of shareholders except for Thomas C. Slater. There were 2 executive sessions of the board of directors excluding management.

The executive committee serves as a resource for management to seek guidance on issues between regularly scheduled meetings or with respect to matters that generally do not warrant calling a special board meeting. In addition, from time to time the executive committee is asked to study strategic issues in greater depth than may be practical for the board as a whole. The executive committee is comprised of Directors Pasquerilla (Chair), O’Malley (Vice Chair), Adams, Dewar, Ford, Kunkle, Picking and Sargent.

The creation of the board enterprise risk committee was approved on November 17, 2011 by our board of directors to coordinate the board’s oversight of enterprise risks by working with the other committees of the board to avoid the duplication of efforts. The primary responsibility of the board enterprise risk committee is to oversee the company’s enterprise risk management activities on behalf of the board and report the results of their activities to the board, including executive management’s assessment of key systemic risks facing the company and executive management’s structure and processes established to identify, measure, monitor, and manage risks. The board enterprise risk committee is comprised of Directors Ford (Chair), Dewar (Vice Chair), Pasquerilla, O’Malley, Slater, Kunkle, Duke, and DeVos.

The technology committee was formed on February 15, 2012 by our board of directors. Previously, this was a committee of the board of directors of AmeriServ Financial Bank. The technology committee is comprised of Directors DeVos (Chair), Sargent (Vice Chair), Edwards, Pasquerilla, Slater, Wilson and Wise. The technology committee monitors the operation of information systems (IS), including new technology implementation, within the company and its subsidiaries and provides input into the company’s strategic IS plan and IS disaster recovery plan.

The investment/ALCO committee is comprised of Directors Slater (Chair), Kunkle (Vice Chair), Dennison, Dewar, Edwards, Ford, Oravec, Pasquerilla, Picking, and Wilson. This committee is responsible for overseeing our investment policy and monitoring interest rate, liquidity and market risk.

The audit committee is comprised of Directors Dewar (Chair), O’Malley (Vice Chair), Adams, DeVos, Duke, Ford, Oravec, Picking, Sargent and Wise, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing requirements. Mr. Ford is also designated as the audit committee financial expert, and meets the qualifications to serve as such under the NASDAQ listing standards.

The audit committee operates under a written charter and is responsible for the appointment, compensation, oversight, and termination of our independent auditors. The committee is required to pre-approve audit and certain non-audit services performed by the independent auditors. The committee also assists the board in providing oversight over the integrity of our financial statements, compliance with applicable legal and regulatory requirements and the performance of our internal audit function. The committee also is responsible for, among other things, reporting to our board on the results of the annual audit and reviewing the financial statements and related financial and non-financial disclosures included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Importantly, from a corporate governance perspective, the audit committee regularly evaluates the independent auditors’ independence from ASRV and its management, including approving consulting and other legally permitted, non-audit services provided by our auditors and the potential impact of the services on the auditors’ independence. The committee meets periodically with our independent auditors and our internal auditors outside of the presence of management, and possesses the authority to retain professionals to assist it in meeting its responsibilities without consulting with management. The committee reviews and discusses with management earnings releases, including the use of pro forma information (if applicable). The committee also discusses with management and the independent auditors the effect of accounting initiatives. The committee also is responsible for receiving and evaluating complaints and concerns relating to accounting and auditing matters.

The nominating committee is comprised of Directors O’Malley (Chair), Sargent (Vice Chair), Adams, DeVos, Kunkle, Pasquerilla, Picking, and Slater, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing standards. The nominating committee operates under a written charter and is responsible for nominating individuals to stand for election as directors at the annual meeting of shareholders, assisting the board in the event of any vacancy on the board by identifying individuals qualified to become board members, recommending to the board qualified individuals to fill such vacancy, and recommending to the board, on an annual basis, nominees for each board committee. The committee has the responsibility to develop and recommend criteria for the selection of director nominees to the board, including, but not limited to, diversity, age, skills, experience, and time availability (including consideration of the number of other boards on which the proposed director sits) in the context of the needs of the board and ASRV and such other criteria as the committee determines to be relevant at the time. The committee has the power to apply these criteria in connection with the identification of individuals to be board members, as well as to apply the standards for independence imposed by our listing agreement with NASDAQ and all applicable federal laws in connection with this identification process.

The nominating committee does not maintain a formal diversity policy with respect to the identification or selection of directors for nomination to the board of directors. Diversity is just one of many factors the nominating committee considers in the identification and selection of director nominees. ASRV defines diversity broadly to include differences in race, gender, ethnicity, age, viewpoint, professional experience, educational background, skills and other personal attributes that can foster board heterogeneity in order to encourage and maintain board effectiveness.

The nominating committee considers potential candidates recommended by its members, management and others, including shareholders. In considering candidates recommended by shareholders, the committee will apply the same criteria it applies in connection with candidates recommended by the nominating committee. Shareholders may propose candidates to the nominating committee by delivering a notice to the nominating committee that contains the information required by Section 1.3 of our bylaws. In addition, shareholders may nominate persons directly for election as directors in accordance with the procedures set forth in Section 1.3 of our bylaws. A notice of any such nomination must contain all required information and must be mailed or delivered to our President not less than 90 days or more than 120 days prior to the annual meeting. The nominating committee did not pay any fee to any third party to search for, identify and/or evaluate the 2011 nominees for directors.

The corporate governance committee is comprised of Directors O’Malley (Chair), Adams (Vice Chair), Ford, Picking, and Sargent, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing standards. The committee is responsible for making recommendations to the board of directors regarding, and monitoring compliance with: corporate governance principles applicable to the company; matters involving the company’s articles of incorporation, bylaws, shareholder proposals, committee responsibilities and other corporate governance issues; and the company’s policies, including, but not limited to, its Code of Ethics and Legal Code of Conduct, Code of Conduct for Directors, and Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

The compensation committee is comprised of Directors O’Malley (Chair), Pasquerilla (Vice Chair), Adams, DeVos, Dewar, Picking, Sargent and Slater, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing standards. The compensation committee is responsible for reviewing and making recommendations regarding executive compensation and board compensation. The committee’s processes and procedures for determining executive compensation are described below under “Compensation Discussion and Analysis.” The committee has the authority to establish the compensation of the principal executive officer and other key executives. The principal executive officer provides input regarding compensation for executive officers other than himself.

The committee’s procedure for determining director compensation is to benchmark director compensation against compensation paid by peer financial institutions in our market area. The committee also encourages stock ownership by directors by directing that the annual retainer be paid in our common stock and by facilitating the use of monthly board fees for the purchase of additional shares of our common stock. The committee’s charter does not permit the committee to delegate its authority. The committee did not retain any compensation consultants with respect to establishing executive or director compensation for 2011.

Board Leadership Structure and Risk Oversight

The board of directors currently separates the role of Chairman of the Board of Directors and President and Chief Executive Officer. We believe that the separation of these roles, while not always necessary, is appropriate in the current economic and regulatory environment in which ASRV operates. We believe that the President & Chief Executive Officer should primarily focus on managing ASRV’s operations in a manner that executes its corporate strategy. Conversely, we believe that our Chairman of the Board of Directors should primarily focus on leading the board’s oversight of corporate governance matters, monitoring the progress and effectiveness of the President and Chief Executive Officer and management in implementing the company’s corporate strategy, and ensuring that the board is receiving, with sufficient frequency, the information it requires to act effectively, including providing proper risk oversight.

Although our Chairman leads the risk oversight processes, we believe that each member of our board of directors in his or her fiduciary capacity has a responsibility to monitor and manage risks faced by ASRV. At a minimum this requires the members of our board of directors to be actively engaged in board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to ASRV are monitored by the board of directors through its review of ASRV’s compliance with regulations set forth by its regulatory authorities, including the Pennsylvania Department of Banking, the Federal Reserve, the FDIC, and recommendations contained in regulatory examinations.

We believe risk oversight is a responsibility for each member of the board of directors. Each of our committees concentrates on specific risks for which they have an expertise, and each committee is required to regularly report to the board of directors on its findings. For example, the investment/ALCO committee regularly monitors ASRV’s exposure to certain investment risks, such as the effect of interest rate or liquidity changes, while our audit committee monitors ASRV’s exposure to certain reputational risks by establishing and evaluating the effectiveness of the company programs to report and monitor fraud and by monitoring ASRV’s internal controls over financial reporting. Our compensation committee’s role in monitoring the risks related to our compensation structure is discussed in further detail in the “Compensation Committee Report” below.

On November 17, 2011, our board of directors approved the formation of a board enterprise risk committee to coordinate the board’s oversight of enterprise risks by working with the other committees of the board to avoid the duplication of efforts. The primary responsibility of the board enterprise risk committee is to oversee the company’s enterprise risk management activities on behalf of the board and report the results of their activities to the board, including executive management’s assessment of key systemic risks facing the company and executive management’s structure and processes established to identify, measure, monitor, and manage risks.

Compensation Committee Interlocks And Insider Participation

Directors O’Malley (Chair), Pasquerilla (Vice Chair), Adams, DeVos, Dewar, Picking, Sargent and Slater are excluded from participation in any plan administered by the compensation committee while serving as a member of such committee, except for participation in the Independent Directors’ Annual Retainer Plan (the committee’s administration of which is limited to coordinating the payment of a predetermined retainer) and the ASRV 2011 Stock Incentive Plan, which was previously approved by shareholders on April 26, 2011.

None of our executive officers serves as a member of the board of directors, or on the compensation committee, of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Compensation Discussion and Analysis

Introduction.

The compensation committee administers our executive compensation program. The committee, which is composed entirely of independent directors, operates under a written charter and is responsible for reviewing and determining executive officer compensation, for evaluating the President and Chief Executive Officer, for overseeing the evaluation of all other officers and employees, for administering our incentive compensation programs (including our stock incentive plan), for approving and overseeing the administration of our employee benefits programs, for providing insight and guidance to management with respect to employee compensation generally, and for reviewing and making recommendations to the board with respect to director compensation. The President and Chief Executive Officer makes recommendations to the compensation committee with respect to decisions concerning other executive officers of ASRV.

The compensation committee annually reviews the adequacy of its charter and recommends changes to the board for approval. The compensation committee meets at scheduled times during the year and also acts upon occasion by written consent. The chair of the committee reports on committee activities and makes committee recommendations at meetings of the board of directors.

Compensation Philosophy.

Our executive compensation programs seek to achieve and maintain equity with respect to balancing the interests of shareholders and executive officers, while supporting our need to attract and retain competent executive management. Toward this end, the compensation committee has developed an executive compensation policy, along with supporting executive compensation plans and programs, which are intended to attain the following objectives:

•	Emphasize the enhancement of shareholder value;

•	Support the acquisition and retention of competent executives;

•	Deliver the total executive compensation package in a cost-effective manner;

•	Reinforce key business objectives;

•	Provide competitive compensation opportunities for competitive results;

•	Encourage management ownership of our common stock; and

•	Comply with applicable regulations.

The committee collects and analyzes comparative executive compensation information from relevant peer groups, approves executive salary adjustments, recommends executive discretionary incentive/bonus plans, and administers our 2011 Stock Incentive Plan. Additionally, from time to time, the committee reviews other human resource issues, including qualified and non-qualified benefits, management performance appraisals, and succession planning.

The committee uses comparisons of competitive executive pay practices taken from banking industry compensation surveys and, from time-to-time, consultation with independent executive compensation advisors. Peer groups and competitive compensation practices are determined using executive compensation packages at bank holding companies and subsidiaries of comparable size to ASRV and its subsidiaries. However, the committee does not maintain a specific target percentile with respect to this peer group in determining executive compensation levels. A selection of national information is used for comparative compensation survey data, including data from a peer group of small-cap bank holding companies in the Commonwealth of Pennsylvania. The peer group is periodically revised, and for 2011 compensation decisions the group consisted of the following companies: VIST Financial Corporation, ACNB Corporation, Bryn Mawr Bank Corp., Orrstown Financial Services, Inc., ESSA Bancorp, CNB Financial Corp., and Franklin Financial Services Corporation.

Our executive compensation policy is designed to encourage decisions and actions that have a positive impact on overall corporate performance. For that reason, participation is focused on executive officers who have the greatest opportunity to influence the achievement of strategic corporate objectives.

ASRV utilizes two components of the executive compensation program to establish and maintain the desired relationship between executive pay and performance.

The first component, the formal performance appraisal system, relates to annual salary adjustments. Quantitative and qualitative performance factors are established for each executive position, and the performance of the incumbent executive is evaluated annually against these standards. This appraisal is then integrated with market-based adjustments to salary ranges to determine if a base salary increase is merited.

The second component of ensuring the desired relationship between executive pay and performance relates to the committee’s role in administering the 2011 Stock Incentive Plan and recommending executive discretionary cash incentive/bonus awards. Cash and equity at-risk compensation awards are recommended by the committee to the board of directors when, in the judgment of committee members, such awards are justified by the performance of executive officers in relation to the performance of ASRV with due regard for the level of risk assumed by the company.

The accounting and tax treatment of particular forms of compensation do not materially affect the committee’s compensation decisions. However, the committee evaluates the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to its compensation policies where appropriate.

Components of Compensation.

The elements of total compensation paid by ASRV to its senior officers, including the President and Chief Executive Officer (the “CEO”) and the other executive officers identified in the Summary Compensation Table that appears following this Compensation Discussion and Analysis (the CEO and the other executive officers identified in that Table are sometimes referred to collectively as the “Named Executive Officers”), include the following:

•	Base salary;

•	Awards under our cash-based incentive compensation program (except as may be prohibited as a result of our previous participation in the U.S. Treasury’s Capital Purchase Program);

•	Awards under our 2011 Stock Incentive Plan;

•	Benefits under our pension plan; and

•	Benefits under our health and welfare benefits plans.

On December 19, 2008, ASRV sold 21,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series D (“TARP Preferred Stock”) to the United States Treasury (the “Treasury”) as part of the Treasury’s Capital Purchase Program. ASRV repurchased all 21,000 shares of its TARP Preferred Stock on August 11, 2011 at which point ASRV was no longer subject to any executive compensation requirements promulgated as part of the Treasury’s Capital Purchase Program. As part of its participation, ASRV was expected to insure that its compensation plans do not encourage unnecessary or excessive risk. While the TARP Preferred Stock was outstanding, the compensation committee engaged in a comprehensive review of its compensation plans in light of this guidance.

1.	Base Salary. The base salaries of the Named Executive Officers are reviewed by the Committee annually as well as at the time of any promotion or significant change in job responsibilities. The committee reviews peer group data to establish a market-competitive executive base salary program, combined with a formal performance appraisal system that focuses on awards that are integrated with strategic corporate objectives. Salary income for each Named Executive Officer is reported in Column (b) of the Summary Compensation Table, which appears following this Compensation Discussion and Analysis.

2.

Incentive Cash Compensation. ASRV has an established, written executive incentive compensation plan that generally provides for cash awards for the achievement of performance goals. Plan awards during 2011 were based on annual company-wide budget ROA targets and established with regard to average ROA targets of peer banks. All awards are subject to recovery by ASRV in the event the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. During the period in which the TARP Preferred Stock was outstanding, all of the Named Executive Officers were eligible to participate in the plan, with the exception of Mr. Wilson, who by virtue of his position as President and Chief Executive Officer of ASRV was not eligible to participate in this incentive cash compensation pursuant to the executive compensation restrictions promulgated as part of the Treasury’s Capital Purchase Program. Because ASRV is no longer subject to these executive compensation restrictions, Mr. Wilson is now eligible to participate in this plan.

3.	Incentive Stock Compensation. We use the grant of stock options and stock awards under our 2011 Stock Incentive Plan and our Executive At-Risk Incentive Compensation Plan as the primary vehicles for providing long-term incentive compensation opportunities to our senior officers, including the Named Executive Officers. The 2011 Stock Incentive Plan was adopted by the shareholders in 2011 and provides for the grant of restricted stock awards and qualified and non-qualified stock options to purchase shares of our common stock at a per share exercise price which is not less than 100% of the fair market value of such shares on the date that the option is granted. Accordingly, options granted under the plan have no value unless the market price of the company’s common stock increases after the date of grant. Pursuant to our Executive At-Risk Incentive Compensation Plan, our trust company subsidiary purchases shares in the open market for the plan’s participants. The stock incentive plans are designed to provide at-risk (incentive) compensation that aligns management’s financial interests with those of our shareholders, encourages management ownership of our common stock, supports the achievement of corporate short and long-term financial objectives, and provides competitive equity reward opportunities. We have not adopted any specific policy regarding the amount or timing of any stock-based compensation under the plans. Information concerning the number of options and restricted stock held by each Named Executive Officer as of December 31, 2011, is set forth in the Outstanding Equity Awards at Fiscal Year-End Table, which appears below.

4.	Pension Plan. ASRV maintains a defined benefit pension plan for the benefit of its employees, including its Named Executive Officers. Benefits under the plan are based upon an employee’s years of service and highest average compensation for a five year period. The 2011 increase in the actuarial present values of each Named Executive Officer’s accumulated benefit under the plan is set forth in Column (g) of the Summary Compensation Table which appears below and the actuarial present value of each Named Executive Officer’s accumulated benefit under the Plan and the aggregate number of years of service credited to each Named Executive Officer is set forth in the Pension Benefits Table which appears below. The Committee believes that this plan is designed to promote employee and executive officer retention and to allow ASRV to maintain a competitive position and attract talented officers and employees.

5.	Health and Welfare Benefits. ASRV provides healthcare, life and disability insurance and other employee benefits programs to its employees, including its Named Executive Officers. The committee is responsible for overseeing the administration of these programs and believes that its employee benefits programs should be comparable to those maintained by other members of the peer group so as to assure that ASRV is able to maintain a competitive position in terms of attracting and retaining officers and other employees. Our employee benefits plans are provided on a non-discriminatory basis to all employees.

6.	Perquisites. ASRV provides some of its Named Executive Officers with additional benefits not available to our other employees. For example, as set forth in the footnotes to our Summary Compensation Table which appears below, some of our Named Executive Officers receive reimbursements for the purchase or lease of, and the operation expenses for, a motor vehicle and for country club membership fees and dues. Additionally, Messrs. Huerth and Young received relocation and moving expenses in connection with accepting their respective positions with ASRV. The Committee believes that these perquisites are offered by its competitors for talented executive officers and allow ASRV to remain competitive in attracting and retaining talented executive officers.

2011 Executive Officer Compensation.

For 2011, the Named Executive Officers received salaries that were intended to maintain their compensation at a competitive level. In 2011, adjustments in base salary were extended to the Named Executive Officers. These increases were based upon each Named Executive Officer’s annual performance review, an annual review of peer compensation, and the overall performance of the company.

ASRV has paid country club dues and provided a car allowance for some of the Named Executive Officers, as shown in the Summary Compensation Table, because it believes that use of such facilities by the Named Executive Officers in the course of their employment (e.g., to visit or entertain ASRV’s customers and potential customers) is in ASRV’s interest and will further its business purposes. The Named Executive Officers are allowed to make personal use of country clubs and cars, which ASRV believes to be appropriate additional compensation in light of competitive standards and the performance of the Named Executive Officers.

As part of its compensation program ASRV has entered into agreements with Messrs. Hummel, Huerth, Stopko, Wilson and Young pursuant to which they will be entitled to receive severance benefits upon the occurrence of certain enumerated events following a change in control. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive’s terms and conditions of employment. See “Employment Contracts and Payments Upon Termination or Change in Control” below for a more detailed description of these events. ASRV believes that this structure will help: (i) assure the executives’ full attention and dedication to the company, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the executives’ objectivity for shareholders’ interests, (iii) assure the executives of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key talent during uncertain times. With the repurchase of the TARP Preferred Stock, these agreements are no longer subject to the limitations set forth in the Emergency Economic Stabilization Act of 2008 (the “EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (the “ARRA”).

Restatement of Financial Statements.

The committee is of the view that, to the extent permitted by law, it has authority to retroactively adjust any cash or equity-based incentive award paid to any senior officer (including any Named Executive Officer) where the award was based upon the achievement by ASRV of specified financial goals and it is subsequently determined following a restatement of our financial statements that the specified goals were not in fact achieved. There has been no restatement of our financial statements, and, therefore, there have been no retroactive adjustments of any cash or equity-based incentive award on such a basis.

The Impact of the Company’s Previous Participation in TARP on Executive Compensation.

Before ASRV completed the repurchase of all of its TARP Preferred Stock on August 11, 2011, all ASRV’s compensation, bonus, incentive and other benefit plans, arrangements and agreements, including severance and employment agreements, complied with the executive compensation and corporate governance requirements of Section 111(b) of the EESA and applicable guidance or regulations issued by the Secretary of the Treasury. Those restrictions included, among other things, limits on compensation designed to eliminate incentives for “senior executive officers,” as defined below, to take unnecessary and excessive risks that threaten the value of ASRV.

Under the EESA, the applicable executive compensation restrictions applied to the compensation of the company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (collectively, the “senior executive officers”), which are the same as our named executive officers identified in this Compensation Discussion and Analysis only for the period that our TARP Preferred Stock remained outstanding. In some cases, as a result of the passage of the ARRA discussed below, the executive compensation restrictions applied to certain non-executive officers. However, the same period restriction applied. In addition, in connection with the issuance of our TARP Preferred Stock, each of the senior executive officers was required to and did execute a waiver of any claim against the United States or the company for any changes to his compensation or benefits that are required in order to comply with the regulations issued by the Treasury.

On February 17, 2009, the ARRA was signed into law and amended Section 111(b) of the EESA in its entirety. To the extent the ARRA provisions conflict with the Treasury Guidelines, it was the company’s position that the ARRA provisions took precedence. The ARRA had significant implications on the compensation arrangements of institutions such as

ASRV that had TARP Preferred Stock outstanding. The ARRA directed the Secretary of the Treasury to establish standards and promulgate regulations on executive compensation practices of Capital Purchase Program recipients. Under such directive, on June 15, 2009, the Treasury issued an interim final rule on TARP standards for compensation and corporate governance (the “Interim Final Rule”). The ARRA’s restrictions, as implemented by the Interim Final Rule, applied to the company, its compensation policies and its executive officers during the period the TARP Preferred Stock was outstanding in several ways, including the following:

•

Bonuses and Incentive Compensation: ASRV was generally prohibited from paying or accruing any bonus, retention award or incentive compensation to its most highly compensated employee. Notwithstanding the foregoing, the ARRA, as implemented by the Interim Final Rule, permitted certain types of commissions, normal accruals under nonqualified deferred compensation plans, bonuses accrued prior to June 15, 2009, bonus payments that were required under a written contract executed on or before February 11, 2009, and long-term restricted stock that had a value in an amount that was not greater than 1/3 of the total amount of annual compensation of the employee receiving the stock, did not vest until at least two years from the date of grant, and did not become fully transferable until the repayment of all assistance under the Capital Purchase Program by the company.

•

Golden Parachutes: The EESA imposed limitations on the ability of the company to make “golden parachute payments” to its senior executive officers. A golden parachute payment was previously defined under the EESA as a payment on account of an involuntary departure of the executive officer from the company in an amount equal to or more than three times the prior five year average compensation received by the executive prior to termination. The ARRA expanded the application of the golden parachute limitations to also apply to the next five most highly compensated employees of the company. The meaning of the term “golden parachute payment” had also changed under the ARRA and the Interim Final Rule to include any payment (or the accelerated vesting of any equity award) in connection with a departure from the company for any reason (other than death or disability) or a change in control, except for payments for services performed or benefits accrued. The effect of this provision was to suspend certain obligations of the company under its employment agreement with Mr. Wilson and certain other change in control agreements the company has with other officers.

•

Clawbacks: The EESA required the company to recover any bonus, retention award, or incentive compensation paid to any one of its senior executive officers based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate. The ARRA expanded the “clawback” requirements to apply not only to the senior executive officers, but also to the next 20 most highly compensated employees of the company.

•	Anti-Manipulation: The ARRA also prohibited any compensation plan that would encourage manipulation of reported earnings to enhance the compensation of any of the company’s employees.

•	Tax Gross-Ups: The Interim Final Rule prohibited the payment of any tax gross-up to a senior executive officer of the company, as well as to any of its next 20 most highly compensated employees.

During the period that the TARP Preferred Stock was outstanding, the ARRA also affected the following executive compensation policies and practices:

•

The company’s Chief Executive Officer and Chief Financial Officer were required to provide a written certification as an exhibit to the company’s annual report on Form 10-K of compliance with the compensation standards described in EESA, as modified by the ARRA and the Interim Final Rule.

•

The compensation committee was required to meet at least every six months with the company’s senior risk officer to evaluate the senior executive officer compensation plans to ensure that these plans do not encourage unnecessary and excessive risk-taking that threaten the value of the company and to evaluate all employee compensation plans to ensure that they did not encourage the manipulation of reported earnings and to consider ways to limit any unnecessary risks these plans pose to the company. The compensation committee was also required to provide, at least once per fiscal year, a narrative description of how those requirements have been met. In addition, the compensation committee must certify annually as to its compliance with these requirements.

•

The Board enacted a company-wide policy regarding excessive or luxury expenditures. This includes provisions on entertainment, events, office and facility renovations, air and other travel and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or other similar measures conducted in the normal course of business.

As discussed above, ASRV repurchased all 21,000 shares of its TARP Preferred Stock on August 11, 2011 at which point ASRV was no longer subject to any executive compensation requirements promulgated as part of the Treasury’s Capital Purchase Program, including those discussed above.

Our Compensation Policies and Risk.

In connection with our participation in the Capital Purchase Program, the compensation committee of the board of directors discussed, evaluated, and reviewed with the company’s senior risk officer all of the company’s employee compensation programs in light of the risks posed to the company by such programs and how to limit such risks and to assess whether any aspect of these programs would encourage any of our employees to manipulate reported earnings to enhance their compensation. The compensation committee of the board of directors also discussed, evaluated, and reviewed with the company’s senior risk officer all of the compensation programs in which the Named Executive Officers participate to assess whether any aspect of these programs would encourage any of our Named Executive Officers to take any unnecessary or excessive risks that could threaten the value of ASRV. The compensation committee met with the company’s senior risk officer in February and July of 2011 with respect to the foregoing.

At the conclusion of this review, the compensation committee determined that none of our current compensation programs for our Named Executive Officers encourage excessive and unnecessary risk-taking that would threaten the value of ASRV and that none of our employee compensation programs pose any unnecessary risks to ASRV or encourage the manipulation of earnings to enhance the compensation of our employees. A summary of the compensation committee’s rationale for this conclusion for each compensation program is set forth below. These conclusions are as of the date of the its most recent required meeting, during July 2011, and do not reflect the repurchase of the outstanding TARP Preferred Stock.

Compensation Program		Reason Why program Does Not Encourage Excessive and Unnecessary Risk or the Manipulation of Earnings

Base Salary and Health and Welfare Benefits	•	Compensation levels are generally fixed for these programs and changes are primarily driven by comparisons to our peers.
	•	While increases in base salary may result from individual performance, we also consider ASRV’s overall performance and the salaries paid by our peers before granting such an increase.

Perquisites	•	Compensation levels are generally fixed for these programs and changes are driven by comparisons to our peers, not individual performance.
	•	Certain perquisites are inducements to join ASRV, such as relocation and moving expenses, and are not intended to affect future performance, and thereby do not encourage risk taking activities.

Pension Plan	•	Compensation levels are not driven by individual performance.
	•	Vesting periods discourage our employees from engaging in activities that could result in their termination, including activities that pose excessive and unnecessary risks to ASRV’s value.

Employment Agreements	•	Compensation levels are generally fixed for these programs and changes are driven by comparisons to our peers.
	•	Certain provisions are inducements to join ASRV, and are not intended to affect future performance, and thereby do not encourage risk taking activities.
	•	Certain of ASRV’s employees would not receive severance payments in the event of their termination as a result of the outstanding TARP Preferred Stock.

Executive At-Risk Compensation Plan	•	All awards are subject to recovery by ASRV in the event the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.
	•	Plan awards are based on annual company-wide ROA targets established with regard to average ROA targets of peer banks, budgeted expectations and individual performance goals and are highly unlikely to be subject to significant manipulation by an employee.
	•	The maximum payout is 30% of base salary with the highest payout per individual set at approximately $100,000. These awards are not likely to reward unnecessary and excessive risk. Payouts pursuant to this plan are prohibited in a year when the company is not profitable.

2001 Stock Incentive Plan	•	All awards are subject to recovery by ASRV in the event the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.
	•	Vesting schedules can be appropriately adjusted to provide the appropriate mix of awards for meeting short- and long-term goals.

2011 Stock Incentive Plan	•	All awards are subject to recovery by ASRV in the event the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.
	•	Vesting schedules can be appropriately adjusted to provide the appropriate mix of awards for meeting short- and long-term goals.

We believe that an appropriate mix of variable compensation among annual cash incentives, stock options, restricted stock, and long-term cash incentives may be required for different sets of our employees, including our Named Executive Officers, given each employee’s position in the organization, our business objectives and comparable compensation packages offered by our competitors. To encourage appropriate decision-making and facilitate the alignment of the interests of our senior executives and certain other employees with those of the company and its shareholders, the compensation committee evaluated whether our compensation programs provide for appropriate levels of “fixed” and “variable” or “at risk” compensation. Further, the compensation committee analyzes whether our compensation programs offer appropriate levels of long-term incentive compensation between service-based and performance-based compensation that is reasonable for the company given our business objectives, the employee’s position with the company, and the compensation packages offered by our peers to similarly situated employees.

Compensation Committee Report

The compensation committee concluded that the current compensation programs for our Named Executive Officers as set forth in the “Compensation Discussion and Analysis” and incorporated into this Compensation Committee Report by reference, do not encourage excessive and unnecessary risk-taking that could threaten the value of ASRV and, to the extent noted, the company’s current compensation programs for its Named Executive Officers do not pose any unnecessary risks to ASRV or encourage the manipulation of earnings to enhance the compensation of any Named Executive Officer.

As described in the “Compensation Discussion and Analysis,” the compensation committee evaluated all of our employee compensation plans to ensure that they do not pose any unnecessary risk to ASRV or encourage the manipulation of earnings to enhance the compensation of any employee. As part of this review we examined, among other things, the risk and credit criteria, if any, attached to the awards under such plans, the position of the employees eligible to participate, and comparable incentive plans offered by our peers. The compensation committee concluded that our employee compensation plans do not pose any unnecessary risk to ASRV or encourage the manipulation of earnings to enhance the compensation of any employee. This conclusion was based primarily upon the following factors set forth in the below table.

Below we have identified each employee compensation plan or program not previously incorporated by reference from the “Compensation Discussion and Analysis.”

Plan or Program Name	Basis of Compensation	Basis for Conclusion

AmeriServ Trust and Financial Services Company Sales Incentive Plan	Commissions on trust and escrow agent accounts, retirement plans, estate, executor, and trustee fees, etc.	•	Basis of compensation (i.e., opening trust and escrow agent accounts, etc.) not inherently risky.
		•	Awards subject to clawback.
		•	Awards are not driven by reported earnings.

Commercial Relationship Manager Incentive Program	Origination of term, construction, lines of credit, commercial mortgages, etc.	•	20% of award is deferred until after credit quality standards are met.
		•	In order to receive award under this plan, loans originated must meet strict credit and underwriting standards.
		•	Awards subject to clawback.
		•	Awards are not driven by reported earnings.

Financial Services Commission Plan	Commissions paid on the revenue earned on mutual funds, annuities, life, long-term care and disability insurance, and total financial service revenue.	•	Awards subject to clawback.
		•	Awards are not driven by reported earnings.

Mortgage and Consumer Lending Incentive Plan	Payment based on satisfaction of production goals, gain on sale income, and end of year budgeted balance criteria.	•	Awards subject to a cap of $10,000 per annum.
		•	In order to receive award under this plan, loans originated must meet strict credit and underwriting standards.
		•	Awards subject to clawback.
		•	Awards are not driven by reported earnings.

Plan or Program Name	Basis of Compensation	Basis for Conclusion

AmeriServ Financial Bank Referral Incentive Program	Referral fees for trust, residential mortgage, retail banking, business banking, and middle market lending products and accounts.	•	Basis of compensation (i.e., referring customers to other departments within ASRV) not inherently risky.
		•	Awards subject to clawback.
		•	Awards are not driven by reported earnings.

Residential Mortgage Commission Plan	Commissions on residential mortgage loan closings.	•	In order to receive award under this plan, loans originated must meet strict credit and underwriting standards.
		•	Awards subject to clawback.
		•	Awards are not driven by reported earnings.

Retail Banking Incentive Plan	Payment based upon consumer loan production, insurance sales on consumer loans, deposits, and production of fee-based checking accounts.	•	In order to receive award under this plan, loans originated must meet strict credit and underwriting standards.
		•	Awards subject to clawback.
		•	Awards are not driven by reported earnings.

Retail Sales Director Incentive Plan	Payment based upon the achievement of bank-wide total deposit goals and bank-wide total consumer loan production goals.	•	Awards subject to a cap of $12,000 per annum.
		•	In order to receive award under this plan, loans originated must meet strict credit and underwriting standards.
		•	Awards subject to clawback.
		•	Awards are not driven by reported earnings.

AmeriServ Trust and Financial Services Company Investment Management Incentive Plan	Payment based on account retention and performance and, for the Chief Investment Officer only, the team’s overall performance.	•	Awards subject to an annual cap of 15-20% of base salary.
		•	Awards subject to clawback.
		•	Awards are not driven by reported earnings.

The Compensation Committee certifies that:

1. We reviewed with the senior risk officer the senior executive officer compensation plans and made all reasonable efforts to ensure that these plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of ASRV;

2. We reviewed with the senior risk officer the employee compensation plans and made all reasonable efforts to limit any unnecessary risks these plans pose to ASRV; and

3. We reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of ASRV to enhance the compensation of any employee.

The compensation committee has reviewed and discussed with management the “Compensation Discussion and Analysis” set forth above. Based on such review and discussions, the compensation committee has recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement and in the Annual Report on Form 10-K for the year ended December 31, 2011, filed by us with the Securities and Exchange Commission.

Margaret A. O’Malley, Chair

Mark E. Pasquerilla, Vice Chair

J. Michael Adams, Jr.

Daniel R. DeVos

James C. Dewar

Howard M. Picking, III

Sara A. Sargent

Thomas C. Slater

Compensation Paid to Executive Officers

The following table sets forth information for the years ended December 31, 2009, 2010 and 2011 concerning the compensation for services in all capacities to ASRV and its subsidiaries of our Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name, Age and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Glenn L. Wilson, 56 President and CEO of ASRV and AmeriServ Financial Bank	2011 2010 2009	350,000 380,000 131,249	0 0 0	47,355 21,000 84,000	24,395 0 22,200	25,000 0 0	50,859 42,510 12,316	16,440 53,579 45,846	514,049 497,089 295,611

Jeffrey A. Stopko, 49 Executive Vice President and CFO of ASRV	2011 2010 2009	175,020 167,520 156,789	0 0 0	17,708 0 0	10,652 2,220 0	14,002 8,700 0	39,248 32,210 29,923	4,315 2,522 441	260,945 213,172 187,153

Gregor T. Young, IV, JD 56 President and CEO of AmeriServ Trust and Financial Services Company	2011 2010	225,000 168,750	0 10,000	17,078 0	10,327 8,800	18,000 10,000	49,294 40,944	42,326 12,592	362,025 251,086

James T. Huerth, 50 Executive Vice President and Chief Commercial Banking Officer of AmeriServ Financial Bank	2011	175,000	0	17,706	10,651	14,000	29,479	39,785	286,621

Dan Hummel, 59 Executive Vice President and Chief Retail Banking and Marketing of AmeriServ Financial Bank	2011 2010 2009	151,875 141,852 132,428	0 0 3,000	15,366 0 0	9,446 2,220 0	12,184 4,800 0	41,298 51,898 28,105	15,071 11,569 11,482	245,240 212,339 195,552

(1)	Each of the Named Executive Officers has been with ASRV in the positions above for the last 5 years, except Messrs. Huerth, Wilson and Young. Prior to joining AmeriServ, Mr. Huerth was Director of Corporate Banking, Senior Executive Vice President of SellarOne from 2008 to 2009, and President & CEO, and a Director of Planters Bank and Trust Co. from 2004 to 2008.

(2)	In 2011, represents the fair market value of common stock purchased in the open market for the equity compensation component earned under the Executive At-Risk Incentive Compensation Plan.

(3)	The fair value of the option awards were calculated as of the grant date and in accordance with FASB ASC Topic 718. In 2011, options were earned under the Executive At-Risk Incentive Compensation Plan.

(4)	Represents amounts earned by certain officers under the Executive At-Risk Incentive Compensation Plan for achievement of individual performance goals in 2011.

(5)	Includes (a) premiums we pay for life insurance policies with coverage limits above $50,000 for each of the Named Executive Officers; (b) country club dues for Messrs. Wilson, Huerth, Hummel, and Young; (c) allowances for personal car use for each of the Named Executive Officers; and (d) $25,000 in relocation and moving expenses paid to Mr. Young and $29,631 in relocation and moving expenses paid to Mr. Huerth.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each Named Executive Officer as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Glenn L. Wilson	38,304	0		0	1.68	2019	—	—	—	—
Jeffrey A. Stopko	5,000 4,000 1,000	0 2,000 2,000	(1) (1)	0 0 0	5.10 1.70 2.28	2012 2020 2021	— — —	— — —	— — —	— — —
James T. Huerth	1,000 2,500 7,500	2,000 5,000 0	(1) (1)	0 0 0	2.28 1.73 1.73	2021 2020 2020	— — —	— — —	— — —	— — —
Dan L. Hummel	4,000 1,000	2,000 2,000	(1) (1)	0 0	1.70 2.28	2020 2021	— —	— —	— —	— —
Gregor T. Young, IV, JD	6,667 10,000 1,000	3,333 0 2,000	(1) (1)	0 0 0	2.07 2.07 2.28	2020 2020 2021	— — —	— — —	— — —	— — —

(1)	The option award will be vested at a rate of 1/3 per year through the third anniversary of the grant date.

Option Exercises and Stock Vested

No options were exercised by our Named Executive Officers during the year ended December 31, 2011.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Glenn L. Wilson	—	—	33,728	54,690
Jeffrey A. Stopko	—	—	—	—
James T. Huerth	—	—	—	—
Dan L. Hummel	—	—	—	—
Gregor T. Young, IV, JD	—	—	—	—

(1)	The value realized upon vesting is equal to the shares awarded multiplied by the closing price on NASDAQ on the vesting date.

Pension Benefits

The following table sets forth information concerning plans that provide for payments or other benefits at, following, or in connection with, retirement for each Named Executive Officer.

PENSION BENEFITS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2011

Name	Plan Name	Number of years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Glenn L. Wilson	Defined Benefit Plan	2	105,685	0
Jeffrey A. Stopko	Defined Benefit Plan	25	207,116	0
James T. Huerth	Defined Benefit Plan	2	50,306	0
Dan L. Hummel	Defined Benefit Plan	18	348,004	0
Gregor T. Young, IV, JD	Defined Benefit Plan	2	90,238	0

(1)	The present value of accumulated benefits was calculated with the following assumptions. Retirement occurs at age 65. At that time, the participants take a lump sum based on the accrued benefit as of December 31, 2011. The lump sum is calculated using an interest rate of 6.00% and the IRS 2011 applicable mortality table for IRC Section 417(e). The lump sum is discounted to December 31, 2011 at a rate of 4.75% per year.

Benefits described in the foregoing table relate to a qualified defined benefit retirement plan. Remuneration for pension benefit purposes is total cash remuneration paid to an employee for a calendar year, including base salary, wages, commissions, overtime, bonuses and any other form of extra cash compensation and any pre-tax contributions under a qualified retirement or cafeteria plan. An employee’s benefit is determined on the basis of Final Average Compensation, which means the average annual compensation received by an employee in five consecutive years out of the last ten years before the employee’s termination of employment for which the average annual compensation is highest.

Mr. Hummel was eligible for early retirement as of December 31, 2011, because he was at least 55 and has 10 years of credited service. The lump sum early retirement benefit is calculated using an interest rate of 3.80% and the 1994 Group Annuity Reserving Table as described in Revenue Ruling 2001-62. Assuming a December 31, 2011 retirement, the present value of accumulated plan benefits for Mr. Hummel is $348,004.

Retirement benefits under the Plan are paid for the life of the employee with a right of survivorship with respect to ten years of post-retirement benefits. Other optional forms of benefits are available in actuarially equivalent amounts.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

ASRV does not maintain a nonqualified defined contribution or other plan for Named Executive Officers.

Employment Contracts and Payments Upon Termination or Change in Control

ASRV enters into employment contracts and change in control agreements with its employees, including the named executive officers, when we determine that an employment or change in control agreement is warranted in order to ensure the executive’s continued employment in light of prevailing market competition for the particular position held by the executive officer, or where it is determined it is necessary in light of the prior experience of the executive or practices at ASRV with respect to other similarly situated employees.

Mr. Wilson’s Employment Agreement

ASRV entered into an employment agreement with Mr. Wilson, which was effective August 17, 2009. Mr. Wilson’s agreement has a two-year term through August 17, 2012, and, unless terminated as set forth therein or unless one party provides written notice to the other of its intent not to renew the agreement 90 days in advance of the agreement’s second anniversary date, the agreement is automatically renewed for an additional term of one year.

The agreement provides for an annual base salary of $350,000. Mr. Wilson is not eligible for a merit increase until the 2012 calendar year. In addition, the agreement provides, among other things, that Mr. Wilson has the right to:

•

Participate in the bonus programs that ASRV maintains for ASRV executive officers of similar rank, which may not exceed 30% of his base salary and are subject to recovery or “clawback” if such bonuses were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria and are subject to the limitations of Section 111 of the EESA;

•	Participate in ASRV’s health, life, and disability insurance programs, pension plan, 401(k) plan and other fringe benefit programs;

•	Take up to five weeks of vacation beginning in 2010;

•

Receive payment of the initiation fees and dues to be a member of a country club and reimbursement for all ordinary, necessary, and reasonable business-related expenses incurred by him on ASRV business at such country club;

•	Receive an ASRV-provided vehicle and operating expenses for business use (and ancillary personal use); and

•	Receive payment for certain relocation and moving expenses incurred by his acceptance of the position of President & CEO during 2009 and 2010.

If Mr. Wilson’s employment is terminated by ASRV without cause (other than as a result of notice by ASRV of its intention not to renew the agreement), or Mr. Wilson resigns for good reason (following written notice to ASRV within 90 days of the occurrence of any event of good reason and ASRV’s failure to cure the same within 30 days of receipt of such notice), and no change in control occurred at the date of such termination, he will become entitled to the following upon his execution of a release agreement:

•	A lump sum cash payment within 30 days from the termination date equal to two times his annual base salary then in effect; and

•

The continuation of his health insurance benefits for him and his eligible dependents for a period of 2 years following his termination date (this period will include his COBRA eligibility period and Mr. Wilson would be responsible for the payment of premiums for such benefits in the same amount as active employees of ASRV).

Mr. Wilson’s employment agreement generally defines the term “good reason” as the termination of his employment absent a change in control and on the account of a reduction in his base salary except across-the-board reductions similarly affecting all salaried employees of ASRV or all senior executive officers of ASRV.

Mr. Wilson’s employment agreement generally defines the term “cause” as:

•

A material breach of Mr. Wilson’s agreement by Mr. Wilson not cured by him within 30 days of his receipt of the company’s notice that it intends to terminate his employment for cause based upon this breach;

•

The commission of any act involving dishonesty or fraud or conduct tending to bring ASRV into public disgrace or disrepute in any respect, including, but not limited to, acts of dishonesty or fraud, a commission of a felony, or a crime of moral turpitude;

•	Gross negligence or willful misconduct or the continuing and unreasonable refusal to substantially perform duties as specifically directed by the board of directors; or

•	An addiction to drugs or alcohol if Mr. Wilson refused treatment or failed to successfully complete treatment within the last 12 months.

In the event that Mr. Wilson resigns from, or ASRV terminates, his employment without cause, upon or after a change in control, he will become entitled to the following severance benefits under his employment agreement:

•	A lump sum cash payment within 30 days from the termination date equal to 2.99 times his annual base salary then in effect;

•

The continuation of his health insurance benefits for him and his eligible dependents for a period of 3 years following his termination date (this period will include his COBRA eligibility period and Mr. Wilson would be responsible for the payment of premiums for such benefits in the same amount as active employees of ASRV); and

•

A lump sum cash payment within 30 days from the termination date equal to the excess of (A) the aggregate retirement benefits he would have received under the terms of each tax-qualified and non-qualified plan of ASRV as in effect upon the termination date as if he continued to be employed for 3 more years and had he received on a pro-rated basis, as appropriate, the greater of (I) the highest compensation taken into account under each such plan with respect to one of the 3 years immediately preceding the year in which the termination date falls, or (II) his annualized base compensation in effect immediately prior to the date of termination, over (B) the retirement benefits he actually receives under such plans.

Mr. Wilson’s agreement generally defines the term “change in control” as the occurrence of any of the following:

•

Any “person” or “group” which is not an affiliate of ASRV (as those terms are defined or used in Section 13(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act) of securities of ASRV representing 50% or more of the combined voting power of ASRV’s securities then outstanding; or

•

There occurs a merger, consolidation, share exchange, division or other reorganization involving ASRV and another entity which is not an affiliate of ASRV in which ASRV’s shareholders do not continue to hold a majority of the capital stock of the resulting entity, or a sale, exchange, transfer, or other disposition of substantially all of the assets of ASRV to another entity or other person which is not an affiliate of ASRV.

In the event Mr. Wilson suffers a total and permanent disability (i.e., a mental or physical disability, illness or incapacity of Mr. Wilson which renders him unable to perform a substantial portion of his duties for a period of three consecutive months or an aggregate period of six months in any 18-month period or that renders Mr. Wilson unable to earn a livelihood as an employee of a comparable business), ASRV will continue his salary for up to 90 days, with such salary reduced by any amounts payable under a disability insurance plan.

In addition, in his employment agreement, Mr. Wilson acknowledged that all bonuses and incentive compensation paid pursuant to his employment with ASRV, whether in cash or equity, would be subject to recovery by ASRV in the event that such bonuses or incentive compensation was based on materially inaccurate financial statements or other materially inaccurate performance metric criteria. Such determination must be made within 12 months following the date such compensation is paid. In the event that the board of directors determines by at least a majority vote that a bonus or incentive compensation payment to Mr. Wilson is recoverable, Mr. Wilson would be required reimburse all or a portion of the payment to the fullest extent permitted by law as soon as practicable following written notice from ASRV. Furthermore, Mr. Wilson acknowledged in the agreement that all severance payments due to him in the event of his termination would be prohibited as long as the Series D Preferred Shares remain outstanding to Treasury under the Capital Purchase Program.

Mr. Young’s Employment Agreement

Effective March 29, 2010, AmeriServ Trust & Financial Services Company entered into an employment agreement with Mr. Young. Mr. Young’s agreement is materially identical to Mr. Wilson’s except that the term of Mr. Young’s agreement is for one year; his initial annual salary is $225,000; and he received two stock option awards in the amount 10,000 shares each. See “Compensation Paid to Executive Officers — Summary Compensation Table” and “Outstanding Equity Awards at Fiscal Year-End” above for more information regarding these awards.

Mr. Huerth’s Employment Agreement

Effective May 17, 2010, AmeriServ Financial Bank entered into an employment agreement with Mr. Huerth. Mr. Huerth’s agreement is materially identical to Mr. Wilson’s except that the term of Mr. Huerth’s agreement is for one year; his initial annual salary is $175,000; and he received two stock option awards in the amount 7,500 shares each. See “Compensation Paid to Executive Officers — Summary Compensation Table” and “Outstanding Equity Awards at Fiscal Year-End” above for more information regarding these awards.

Change in Control Agreements

ASRV has entered into a form of change in control agreement with Messrs. Stopko, Hummel, Huerth and Young. The initial term of the agreement is for three years and the agreement annually renews for a term ending three years from each annual anniversary date, unless a party has given the other party written notice at least 60 days prior to such anniversary date that such party does not agree to renew the employment agreement. Under the agreement, if ASRV or a successor terminates any of Messrs. Stopko, Hummel, Huerth or Young without cause, or if any of Messrs. Stopko, Hummel, Huerth or Young terminates employment for good reason (following written notice to ASRV within 90 days of the occurrence of any event of good reason and ASRV’s failure to cure the same within 30 days of receipt of such notice) following a change in control, they will be entitled to certain severance benefits; provided that they execute a release agreement. The severance benefits under the agreement consist of the following:

•	A lump-sum payment, within 30 days following termination, equal to two times the sum of average base salary and bonuses for the five immediately preceding calendar years;

•	Two additional years of service credit for the purpose of calculating pension benefits where the incremental actuarial present value is paid as a lump sum cash payment;

•

Continuation, for a period of two years, of all health and medical insurance benefits in effect during the immediately preceding three calendar years (or, to the extent such benefits cannot be provided under a plan because he is no longer an employee, a lump-sum payment equal to the after-tax cost of obtaining such benefits); and

•

All unvested stock options will become immediately vested, and such options will be exercisable at any time prior to the earlier of the expiration date of such options or the date which is 90 days after termination.

In the event any of Messrs. Stopko, Hummel, Huerth or Young becomes entitled to receive the severance benefits under the agreement, they will be subject to a covenant not to compete and an agreement not to solicit ASRV’s customers or employees for 24 months following termination of employment.

The agreement generally defines the term “change in control” as the occurrence of any of the following:

•

Any “person” or “group” (as those terms are defined or used in Section 13(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act) of securities of ASRV representing 24.99% or more of the combined voting power of ASRV’s securities then outstanding;

•

There occurs a merger, consolidation, share exchange, division or other reorganization involving ASRV and another entity in which ASRV shareholders do not continue to hold a majority of the capital stock of the resulting entity, or a sale, exchange, transfer, or other disposition of substantially all of the assets of ASRV to another entity or other person; or

•

There occurs a contested proxy solicitation or solicitations of ASRV’s shareholders which results in the contesting party or parties obtaining the ability to elect a majority of the members of the Board of Directors standing for election at one or more meetings of ASRV’s shareholders.

The agreement generally defines the term “cause” as:

•	Material breach of any provision of the agreement, which is not cured within 30 days;

•	Willful misconduct that is materially inimical to the best interests, monetary or otherwise, of ASRV;

•	Conviction, or the entering of a plea of guilty or nolo contendere, of a felony or of any crime involving moral turpitude, fraud or deceit; or

•	Adjudication as a bankrupt under the United States Bankruptcy Code.

In connection with these agreements, in general, the term “good reason” includes the occurrence of any of the following events:

•	A reduction in title, responsibilities, including reporting responsibilities, or authority;

•	Assignment of duties inconsistent with his office;

•	A material reduction in annual base salary;

•

A termination of participation, on substantially similar terms, in any incentive compensation or bonus plans, or any change or amendment to any of the substantive provisions of any of such plans which would materially decrease the potential benefits; or

•

A failure to provide benefits at least as favorable as those enjoyed by the officer and his dependents under any pension, life insurance, medical, health and accident, disability or other employee plans immediately prior to a change in control, or any action that would materially reduce any of such benefits, unless such reduction relates to a reduction in benefits applicable to all employees generally.

The table below summarizes the payments Mr. Wilson and the other Named Executive Officers would receive if they were terminated as of, or a change in control occurred on, December 31, 2011.

				Before Change in Control		After Change in Control
		Termination for Death or Disability	Involuntary Termination for Cause	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination without Cause	Voluntary Termination for Good Reason
Glenn L. Wilson	Severance (1)	$0	$0	$700,000	$700,000	$1,046,500	$1,046,500
	Additional retirement benefit payment	$0	$0	$0	$0	$120,152	$120,152
	Welfare continuation (2)	$0	$0	$23,107	$23,107	$34,619	$34,619
	Value of accelerated restricted stock	$0	$0	$0	$0	$26,770	$26,770
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$723,107	$723,107	$1,228,041	$1,228,041
Jeffery A. Stopko	Severance (1)	$0	$0	$0	$0	$314,602	$314,602
	Additional retirement benefit payment	$0	$0	$0	$0	$62,588	$62,588
	Welfare continuation (2)	$0	$0	$0	$0	$30,718	$30,718
	Value of accelerated stock options	$0	$0	$0	$0	$1,000	$1,000
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$408,908	$408,908
James T. Huerth	Severance (1)	$0	$0	$131,250	$0	$350,000	$350,000
	Additional retirement benefit payment	$0	$0	$0	$0	$81,073	$81,073
	Welfare continuation (2)	$0	$0	$9,677	$0	$38,605	$38,605
	Value of accelerated stock options	$0	$0	$0	$0	$1,100	$1,400
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$140,927	$0	$470,778	$471,078
Dan L. Hummel	Severance (1)	$0	$0	$0	$0	$277,292	$277,292
	Additional retirement benefit payment	$0	$0	$0	$0	$91,715	$91,715
	Welfare continuation (2)	$0	$0	$0	$0	$23,905	$23,905
	Value of accelerated stock options	$0	$0	$0	$0	$1,000	$1,000
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	($18,542)	($18,542)
	Total	$0	$0	$0	$0	$375,370	$375,370
Gregor T. Young, IV,	Severance (1)	$0	$0	$225,000	$0	$672,750	$672,750
	Additional retirement benefit payment	$0	$0	$0	$0	$141,334	$141,334
	Welfare continuation (2)	$0	$0	$12,899	$0	$38,605	$38,605
	Value of accelerated stock options	$0	$0	$0	$0	$0	$0
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	($112,926)	($112,926)
	Total	$0	$0	$237,899	$0	$739,763	$739,763

(1)	For severance and welfare continuation payment calculation, and time and form of such payments, see “Employment Contracts and Payments Upon Termination or Change in Control.”

(2)	Assumes no increase in the cost of welfare benefits.

Compensation of Directors

The following table sets forth information concerning compensation paid or accrued by ASRV and the Bank to each non-employee member of the board of directors during the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total

J. Michael Adams, Jr.	20,000	6,000	-	-	-	-		26,000
Allan R. Dennison	21,050	-	-	-	-	10,000	(2)	31,050
Daniel R. DeVos	21,300	6,000	-	-	-	-		27,300
James C. Dewar	17,850	6,000	-	-	-	-		23,850
Bruce E. Duke, III, M.D.	11,900	6,000	-	-	-	-		17,900
James M. Edwards, Sr.	10,700	6,000	-	-	-	-		16,700
Craig G. Ford	60,000	6,000	-	-	-	-		66,000
Kim W. Kunkle	17,450	6,000	-	-	-	-		23,450
Margaret A. O’Malley	17,450	6,000	-	-	-	-		23,450
Very Rev. Christian R. Oravec	12,400	6,000	-	-	-	-		18,400
Mark E. Pasquerilla	19,700	6,000	-	-	-	-		25,700
Howard M. Picking, III	19,050	6,000	-	-	-	-		25,050
Sara A. Sargent	24,400	6,000	-	-	-	-		30,400
Thomas C. Slater	19,500	6,000	-	-	-	-		25,500
Robert L. Wise	900	23,550	-	-	-	-		24,450

(1)	All non-employee independent directors receive an annual retainer of $6,000 payable in shares of our common stock. Each director received 2,500 shares of ASRV’s common stock pursuant to this arrangement on May 4, 2011. Board meeting and committee meeting attendance fees are paid in cash. Mr. Wise has directed ASRV to apply a portion of his board fees that would otherwise be received in cash to the purchase of shares of our common stock.

(2)	Director Dennison entered into a consulting agreement with ASRV on December 17, 2009, to provide supervisory and consulting services to the Company. This agreement expired pursuant to its terms on April 30, 2011.

In 2011, all ASRV and Bank board meetings were held jointly, but with separate agendas and minutes. Directors were paid a fee of $450 for their attendance at each joint ASRV and Bank board meeting. Directors were paid a fee of $400 for their attendance at certain committee meetings of the ASRV board of directors. However, directors frequently were not compensated for specially-called committee meetings, telephonic meetings or committee meetings convened for a limited purpose, such as the audit committee’s review of quarterly earnings releases. Beginning in April of 2004, Mr. Ford assumed the position of non-executive Chairman of ASRV. He receives a monthly retainer of $5,000 for his services in that capacity.

Certain non-employee directors of ASRV also are directors of the Bank and directors of AmeriServ Trust and Financial Services Company (the “Trust Company”). Directors serving on the board of directors of the Trust Company were compensated for their services by the payment of a fee of

$450 for each board of directors meeting attended. A fee of $400 was paid for certain Bank and certain Trust Company committee meetings attended, but directors frequently were not compensated for specially-called committee meetings, telephonic meetings or committee meetings convened for a limited purpose.

MATTER NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

On September 15, 2011, the audit committee of the Board of Directors of AmeriServ Financial, Inc. extended the engagement of S.R. Snodgrass AC to provide audit, tax, SAS 70 and benefit plan audit services for the years ending on December 31, 2012, 2013 and 2014.

Although an action by shareholders is not required by law in the appointment of independent accountants, our board of directors considers this selection to be an important one and is therefore submitting the selection of S.R. Snodgrass AC for ratification by the shareholders. If the shareholders do not ratify this selection, the selection will be reconsidered by the audit committee.

S.R. Snodgrass, AC has audited our consolidated financial statements as of and for the year ended December 31, 2011. The report on those consolidated financial statements appears in the Annual Report to Shareholders. Representatives of S.R. Snodgrass, AC are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Fees

The following table sets forth the aggregate fees billed to us by S.R. Snodgrass, AC for the fiscal years ended December 31, 2011 and December 31, 2010.

	2011	2010
Audit Fees	$251,776	$224,428
Audit-Related Fees	91,348	109,482
Tax Fees	31,800	29,200
All Other Fees	28,754	28,240

“Audit Fees” include fees for audit services associated with the annual core audit and expenses associated with on-going compliance with the Sarbanes-Oxley Act of 2002. This category also includes fees associated with the quarterly reviews of Form 10-Q.

“Audit-Related Fees” includes fees associated with the SAS 70 Report issued by AmeriServ Trust & Financial Services Company, expenses associated with the audit of the 401(k) profit sharing plan, and fees associated with a student loan audit required by the Department of Education.

“Tax Fees” includes tax preparation, tax compliance and tax advice.

“All Other Fees” include an information technology network security assessment.

The audit committee’s Pre-Approval Policy is available on the company’s website at www.ameriservfinancial.com, by following the links to “Investor Relations” and “Corporate Governance”.

The audit committee pre-approves all audit and legally permissible non-audit services provided by S.R. Snodgrass, AC in accordance with the pre-approval policies and procedures adopted by the Committee at its September 15, 2011 meeting. These services may include audit services, audit-related services, tax services and other services. Under the policy, pre-approved services include pre-approval of non-prohibited services for a limited dollar amount. A list of the prohibited non-audit services as defined by the Securities and Exchange Commission (SEC) is attached to the pre-approval policy. The SEC’s rule and relevant guidance will be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

The pre-approval fee levels for all services to be provided by S.R. Snodgrass, AC are established annually by the audit committee. Any proposed services exceeding these levels will require specific pre-approval by the audit committee. The approved pre-approval fee level for audit services for fiscal year 2011 was $10,000.

The audit committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the audit committee at the next scheduled meeting. All services performed by S.R. Snodgrass, AC in 2011 were pre-approved in accordance with the pre-approval policy.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF S.R. SNODGRASS, AC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEARS ENDING DECEMBER 31, 2012, 2013 AND 2014.

AUDIT COMMITTEE REPORT

The audit committee of ASRV’s board of directors operates under a written charter that specifies the audit committee’s duties and responsibilities. This charter is available on ASRV’s website at www.ameriservfinancial.com by following the links to “Investor Relations” and “Corporate Governance.”

The audit committee oversees ASRV’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual

Report with management including a discussion about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

The audit committee reviewed with S.R. Snodgrass, AC, our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of ASRV’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards or as are required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received the written disclosures and the letter from S.R. Snodgrass, AC required by the Independence Standards Board Standard No. 1, and has discussed with S.R. Snodgrass, AC its independence. When necessary, the audit committee has considered the compatibility of non-audit services with the auditor’s independence.

The audit committee discussed with ASRV’s internal auditor and S.R. Snodgrass, AC the overall scope and plans for their respective audits. The audit committee met with the internal auditor and S.R. Snodgrass, AC to discuss the results of their audits and examinations, their evaluations of ASRV’s internal controls and the overall quality of ASRV’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

James C. Dewar (Chair)

Margaret A. O’Malley (Vice Chair)

J. Michael Adams, Jr.

Daniel R. DeVos

Bruce E. Duke, III, M.D.

Craig G. Ford

Very Rev, Christian R. Oravec

Howard M. Picking, III

Sara A. Sargent

Robert L. Wise

MATTER NO. 3

ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As described above in the “Compensation Discussion and Analysis” Section and the compensation tables of this proxy statement, ASRV’s compensation programs are designed to:

•	align the interests of our executive officers with the long-term interests of our shareholders;

•	create a culture that rewards the superior performance of our executive officers through the attainment of specified performance objectives and targets; and

•	attract, motivate, and retain the highest level of executive talent and experience for the benefit of our shareholders.

We are voluntarily submitting a non-binding proposal allowing our shareholders to cast an advisory vote on our compensation program at the annual meeting of shareholders. We are not required to submit this proposal to shareholders pursuant to our previous participation in the Treasury’s Capital Purchase Program or, at this time, pursuant to the rules and regulations promulgated by the Securities and Exchange Commission. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder of ASRV an opportunity to endorse or not endorse our executive compensation programs and policies through the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon the board. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation programs and arrangements.

Opponents of “Say-on-Pay” proposals have suggested that the impact on shareholder value of these proposals remains unproven because shareholders currently, for example, have the right to approve certain compensation plans, such as stock option plans.

Therefore, we cannot assess what measurable impact, if any, this proposal will have in the creation of shareholder value or improving our corporate governance, in light of the corporate governance standards we currently have in place.

We believe that both ASRV and its shareholders benefit from maintaining a constructive dialogue with its shareholders. This proposal is only one part of our corporate governance program and practices that maintain this dialogue with our shareholders and our commitment to the creation of long-term shareholder value.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE ABOVE ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE DOCUMENTS

A copy of our Code of Ethics and Legal Code of Conduct, Code of Conduct for Directors, our Code of Ethics for the Chief Executive Officer and Senior Financial Officer and the charters of our audit committee, nominating committee, compensation committee, corporate governance committee, investment/ALCO committee, enterprise risk committee and technology committee are available on our website under Investor Relations at www.ameriservfinancial.com and any shareholder may obtain a printed copy of these documents by writing to Investor Relations, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430, by e-mail at info@ameriservfinancial.com or by calling Investor Relations at (814) 533-5310.

FINANCIAL INFORMATION

Requests for printed financial material (including our annual reports, Forms 10-K, 10-Q and Call Reports) should be directed to Jeffrey A. Stopko, Executive Vice President and Chief Financial Officer, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430, telephone (814) 533-5310.

DIRECTOR INDEPENDENCE AND TRANSACTIONS WITH RELATED PARTIES

Director Independence

The board of directors of ASRV undertakes a formal review of director independence semi-annually. This process consists of an oral question and answer session at a board meeting at which all directors hear the responses of each director and have an opportunity to evaluate the facts presented. As part of this question and answer session, each director is asked to confirm that there are no facts or circumstances with respect to the director that would be in conflict with the NASDAQ listing standards regarding independence or that would otherwise compromise the director’s independence. This independence review is further supplemented by an annual questionnaire that directors are required to complete that contains a number of questions designed to ascertain the facts necessary to determine independence, as well as facts regarding any related party transactions. Based upon these reviews, the board of directors has determined that all directors are independent, other than Mr. Dennison and Mr. Wilson, our former and current, President and Chief Executive Officer, respectively. In making this determination, the board considered a number of specific relationships between directors and ASRV as follows:

•

Director Sargent operates an employment service that periodically provides ASRV with temporary employees. The board determined that the amount of fees paid by the company to the Sargent Group is not material to the company or the Sargent Group.

•

Director Pasquerilla owns the Holiday Inn Downtown, in Johnstown, Pennsylvania. ASRV periodically holds off-site meetings at the Holiday Inn, including, in some years, its annual meeting of shareholders. In addition, the Holiday Inn provides catering services to ASRV from time to time. The board determined that the amount paid by the company to the Holiday Inn is not material to the company or the Holiday Inn.

•

Director Kunkle is the owner of Laurel Holdings, Inc. Among other things, Laurel operates a company that provides janitorial services to ASRV. In 2011, ASRV paid Laurel the sum of approximately $260,000 for these services. The amount paid represents less than five percent of Laurel’s consolidated revenues. Accordingly, the board concluded that the existence of this relationship did not impair Mr. Kunkle’s independence.

Transactions With Related Parties

Certain directors, nominees, and executive officers or their associates were customers of and had transactions with ASRV or its subsidiaries during 2011. Transactions that involved loans or commitments by the Bank were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. All transactions, products or services provided to the directors, nominees, executive officers, or their associates by ASRV or its subsidiaries are on substantially the same terms and conditions that those directors, nominees, executive officer, or their associates could receive elsewhere.

Review, Approval or Ratification of Transactions with Related Persons

Our audit committee charter requires that the audit committee approve all related party transactions other than routine deposit relationships and loans that otherwise comply with federal regulations. ASRV also reviews the independence of directors semi-annually. During this process, related party transactions are disclosed to all board members.

OTHER MATTERS

The board of directors knows of no other matters to be presented at the annual meeting. If, however, any other business should properly come before the annual meeting, or any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

SHAREHOLDER COMMUNICATIONS

Shareholders and other interested parties who desire to communicate directly with our independent, non-management directors should submit communications in writing addressed to Audit Committee Chair, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430.

Shareholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our audit committee in writing addressed to Audit Committee Chair, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Any shareholder desiring to present a proposal to be considered at the 2013 annual meeting of shareholders should submit the proposal in writing to: Chairman, AmeriServ Financial, Inc., Executive Offices, P.O. Box 430, Johnstown, Pennsylvania 15907-0430 no later than November 19, 2012.

By Order Of The Board Of Directors:
/s/ Sharon M. Callihan
Sharon M. Callihan
Corporate Secretary

March 19, 2012

PROXY

AMERISERV FINANCIAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder(s) of AMERISERV FINANCIAL, INC., Johnstown, Pennsylvania do(es) hereby appoint Harry Morrow and Barry Gilchrist, or either one of them my (our) attorney(s) with full power of substitution, for me (us) and in my (our) name(s), to vote all the common stock of said Corporation standing in my (our) name(s) on its books on March 5, 2012, at the annual meeting of its Shareholders to be held at The Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901, on Tuesday, April 24, 2012, at 1:30 p.m., or any adjournment(s) thereof, as follows on the reverse side.

This will ratify and confirm all that said attorney(s) may do or cause to be done by virtue hereof. Said attorney(s) is (are) authorized to exercise all the power that I (we) would possess if present personally at said meeting or any adjournment(s) thereof. I (we) hereby revoke all proxies by me (us) heretofore given for any meeting of Shareholders of said Corporation.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Your vote is important. Please vote immediately.

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by AMERISERV FINANCIAL, INC., in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AMERISERV FINANCIAL, INC., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY, 11717

If you vote over the Internet or by telephone, please do not mail your card.

AMERISERV FINANCIAL, INC.

IN ABSENCE OF A CONTRARY DIRECTION, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED IN FAVOR OF ITEM 1.

1.	Election of Class II Directors for Terms Expiring 2015

  Nominees:        (01) J. Michael Adams, Jr.

        (02) Margaret A. O’Malley

        (03) Mark E. Pasquerilla

        (04) Thomas C. Slater

        (05) Glenn L. Wilson

For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee, mark “For all Except” and write the nominee’s name on the line below

☐	☐	☐

Vote On Proposals

2.	Ratification of appointment of S.R. Snodgrass, AC as the company’s independent registered public accounting firm to audit its books and financial records for the fiscal years ending December 31, 2012, 2013 and 2014.

For	Against	Abstain
☐	☐	☐

3.	An advisory (non-binding) vote on the compensation of the named executive officers of AmeriServ Financial, Inc.

For	Against	Abstain
☐	☐	☐

4.	In their discretion, vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO EXERCISE.

Receipt is acknowledged of the Notice and Proxy Statement for said meeting, each dated March 19, 2012.

Please sign and return your proxy card promptly in the enclosed addressed envelope.

For address change, please check this box and write the correct address on the back where indicated    ☐

Please indicate if you plan to attend this meeting	☐	☐
	Yes	No

Please date and sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, etc., you should indicate your full title. If stock is in joint names each joint owner should sign.

Date:

[PLEASE SIGN WITHIN BOX]

Signature (Joint Owners):

Date: